Exhibit 1.1

Execution Version

AMENDMENT NO. 3 TO AT MARKET ISSUANCE SALES AGREEMENT

August 15, 2025

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Ladies and Gentlemen:

Plug Power Inc., a Delaware corporation (the “Company”), and B. Riley Securities, Inc. (the “Agent”), are parties to that certain At Market Issuance Sales Agreement dated January 17, 2024 (the “Original Agreement”), as amended by Amendment No. 1 to the At Market Issuance Sales Agreement, dated February 23, 2024 (“Amendment No. 1”), and as further amended by Amendment No 2 to the At Market Issuance Sales Agreement, dated November 7, 2024 (“Amendment No. 2” and, together with the Original Agreement and Amendment No. 1, the “Sales Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agreement. The Company and Agent desire to amend the Sales Agreement as set forth in this Amendment No. 3 thereto (this “Amendment No. 3”) as follows:

1.             As of the date hereof, the references to “Prospectus Supplement” shall refer to the prospectus supplement relating to the offering and sale of the Shares filed by the Company with the Commission pursuant to Rule 424(b) on the date hereof, in the form furnished by the Company to the Agent in connection with the offering of the Placement Shares.

2.             All references to “January 17, 2024” set forth in Schedule 1, Schedule 2(b) and Exhibit 7(l) of the Original Agreement are revised to read “January 17, 2024 (as amended by Amendment No. 1, dated February 23, 2024, Amendment No. 2, dated November 7, 2024, and Amendment No. 3, dated August 15, 2025)”.

3.             Section 6 of Amendment No. 2 is amended and restated in its entirety as follows:

“Section 13(d) of the Original Agreement is amended and restated in its entirety as follows:

Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the earlier to occur of (i) the 24-month anniversary of August 15, 2025 and (ii) the issuance and sale of all of the Placement Shares through or to B. Riley on the terms and subject to the conditions set forth herein, except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.”

4.             The Company will pay fees and disbursements of counsel to the Agent of up to $25,000 incurred in connection with this Amendment No. 3 and other related documents.

5.             Except as specifically set forth herein, all other provisions of the Sales Agreement shall remain in full force and effect.

6.             This Amendment No. 3, together with the Original Agreement, Amendment No. 1 and Amendment No. 2 (including all exhibits attached thereto), constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment No. 3 nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment No. 3. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by Amendment No. 1, Amendment No. 2 and this Amendment No. 3; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

7.             THIS AMENDMENT NO. 3 AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT NO. 3 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS. THE COMPANY AND THE AGENT EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 3 OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.             EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE UNDER OR IN CONNECTION WITH THIS AMENDMENT NO. 3 OR ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE SALES AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

9.             This Amendment No. 3 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 3 shall constitute a binding amendment to the Sales Agreement between the Company and the Agent.

Very truly yours,

PLUG POWER, INC.

By:	/s/ Paul B. Middleton
Name: Paul B. Middleton
Title: Chief Financial Officer

ACCEPTED as of the date first-above written:

B. RILEY SECURITIES, INC.

By:	/s/ Joe Nardini
Name: Joe Nardini
Title: Sr Managing Director

[Signature Page to Amendment No. 3 to Sales Agreement]